Exhibit 99.1

Enbridge Energy Partners, L.P.

Unaudited Pro Forma Consolidated Statement of Income

Introduction

On April 27, 2017, Enbridge Energy Partners, L.P. (the Partnership) entered into a definitive agreement with Enbridge Energy Company, Inc. (General Partner) to sell all of the Partnership's ownership interest in the Midcoast gas gathering and processing business (the Disposition). Under the agreement, the Partnership sold its 48.4% limited partnership interest in Midcoast Operating, L.P., the Partnership's 51.9% limited partnership interest in Midcoast Energy Partners, L.P. (MEP), and the Partnership's 100% interest in MEP's general partner Midcoast Holdings L.L.C. On June 28, 2017, the Partnership closed the Disposition for $2.26 billion, which included cash consideration of $1.31 billion and outstanding indebtedness at MEP of $953.0 million.

The unaudited pro forma consolidated financial data of the Partnership was derived from the Partnership’s historical consolidated financial statements. The unaudited pro forma consolidated statement of income for the year ended December 31, 2016 gives effect to the Disposition as if it occurred as of January 1, 2016. The following unaudited pro forma consolidated financial information should be read in conjunction with the Partnership’s historical financial statements and accompanying notes.

The pro forma adjustments are based on the best information available and assumptions that management believes are factually supportable and reasonable; however, such adjustments are subject to change. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what the Partnership’s consolidated statements of income would have been had the Disposition occurred on the dates indicated and is not necessarily indicative of the Partnership’s future consolidated statements of income.

The pro forma adjustments removes the Partnership’s ownership interest in the Midcoast gas gathering and processing business from the consolidated statement of income.

	Year ended December 31,
	2016 As Filed	Sale of MEP Adjustments	a)	2016 Pro Forma
Operating revenues:	(unaudited; in millions)
Commodity sales	$1,776		$1,776	$-
Commodity sales - affiliate	10		10	-
Transportation and other services	2,589		180	2,409
Transportation and other services - affiliate	107		-	107
	4,482		1,966	2,516
Operating expenses:
Commodity costs	1,622		1,622	-
Commodity costs - affiliate	38		38	-
Environmental costs, net of recoveries	2		-	2
Operating and administrative	429		148	281
Operating and administrative - affiliate	437		146	291
Power	277		-	277
Depreciation and amortization	581		154	427
Asset impairment	768		11	757
	4,154		2,119	2,035
Operating income (loss)	328		(153)	481
Interest expense, net	(446)		(33)	(413)
Allowance for equity used during construction	46		-	46
Other income	32		31	1
Income (loss) before income taxes	(40)		(155)	115
Income tax benefit (expense)	(1)		(2)	1
Income (loss) from continuing operations	$(41)		$(157)	$116

Net income (loss) per common unit and i-unit (basic and diluted)	$(1.08)			$(0.77	) b)
Weighted average common units and i-units outstanding	348.0			348.0

1	Basis of Presentation

The unaudited pro forma consolidated statement of income gives effect to the pro forma adjustments necessary to reflect the Disposition as if it had occurred as of January 1, 2016 in the unaudited pro forma statements of income for the year ended December 31, 2016.

2	Pro Forma Adjustments

The unaudited pro forma consolidated financial statements reflect the following adjustments:

Statements of Income

“Historical” represents the historical consolidated statement of income of Enbridge Energy Partners, L.P., for the year ended December 31, 2016.

a)	Pro forma adjustment to remove the results of operations sold in the Disposition from the Partnership's income (loss) from continuing operations.

b)	The Partnership allocates net income using the two-class method. The pro forma amounts were calculated using the distribution formula set forth in the Partnership Agreements.